Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of August 1, 2019, between Scopus BioPharma Inc., a Delaware corporation (“Company”) and Ashish P. Sanghrajka (“Executive”).

RECITALS

WHEREAS, Company desires to provide for the employment of Executive by Company, and Executive desires to accept such employment, in each case subject to the terms and upon the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

1.1            Cause. Termination of Executive’s employment for “Cause” shall mean termination based on any of the following: (a) Executive’s willful misconduct, gross negligence, breach of fiduciary duty or material dishonesty as relates to the Company or its clients, (b) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, (c) Executive’s violation of, or any action that causes the Company to violate, any law, rule or regulation in connection with Company’s business that has, or is reasonably likely to have, a negative impact on the Company’s ability to conduct its business in the ordinary course, (d) any conviction of a crime concerning misconduct by Executive that has or is reasonably likely to have an adverse effect on the property, operations, business or reputation of Company, (e) the violation by Executive of any other material the Company rule or policy applicable to Executive and of which Executive has been provided or notified; (f) the breach by Executive of any provision of this Agreement or of any written covenant or agreement with Company not contained in this Agreement, including not to disclose any confidential information or not to compete or interfere with Company, which breach Executive fails to cure within ten (10) days after written notice thereof from the Company, or (g) the failure of Executive to comply with any lawful direction of the Board of Directors (“Board”).

1.2            Disability. Termination by Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable to perform the essential functions of his position due to a disability (as such term is defined in the Americans with Disabilities Act) for six (6) months in the aggregate during any consecutive twelve (12) month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

1.3            Good Reason. Termination of Executive’s employment by Executive for “Good Reason” shall mean termination based on any of the following events: (a) a material breach of this Agreement by Company, (b) a reduction in Executive’s salary or benefits without Executive’s written consent, (c) the relocation of Executive’s position to a location outside a 50 mile radius of Executive’s current work location without Executive’s written consent, (d) a material reduction in Executive’s job responsibilities, title, or position without Executive’s written consent, (e) the failure of the Company to have this Agreement assumed in full by any successor in the case of any merger, consolidation, or sale of all or substantially all of the assets of the company or (f) the failure of the Company to timely pay to the Executive any compensation owed to him under this Agreement. To constitute Good Reason under this Section 1.3, Executive must provide Company with written notice in accordance with Section 7.2 of this Agreement within fifteen (15) days of the occurrence of the event(s) or circumstances that Executive believes may be grounds for Good Reason. Such notice must provide Company with thirty (30) calendar days to cure, correct, or mitigate the Good Reason event(s) or circumstances. Any event(s), circumstances, or alleged grounds that Company cures or remedies within thirty (30) days of such notice shall not constitute Good Reason for termination.

1.4            Nonrenewal. This Agreement and Executive’s employment shall terminate upon Nonrenewal by either party. Termination for “Nonrenewal” shall mean either party providing Notice of Termination in accordance with Section 1.5 of this Agreement at least sixty (60) calendar days prior to the expiration of the initial, or automatically extended, Term of this Agreement. Nonrenewal shall not constitute a termination of employment under Section 4 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, (a) the automatic extension of the Term of this Agreement shall not affect any of the Company’s rights to terminate Executive’s employment at any time prior to or after such extension and for any reason whatsoever, and (b) in the event of the termination of Executive’s employment by the Company for any reason (other than with Cause or due to the death or Disability of Executive, or by Executive for any reason other than Good Reason, which termination shall be governed by Section 4.2), the Company’s sole obligation to Executive shall be to pay him the amounts set forth in Sections 4.1(i) - (iv) and such payment shall be Executive’s sole remedy for such termination.

1.5            Notice of Termination. Any purported termination of Executive’s employment by Company for any reason, or by Executive for any reason shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (c) specifies a Date of Termination (as defined below), and (d) is given in the manner specified in Section 7.2. “Date of Termination” as used in this Agreement shall mean the date on which Executive’s employment with Company terminates.

1.6            Definition of Person. For purposes of this Agreement, “Person” shall have the meaning assigned thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

2.            Employment.

2.1            Position and Term. Company hereby employs Executive as President and Chief Financial Officer, reporting directly to the Board and Executive hereby accepts said employment and agrees to render such services to Company, on the terms and conditions set forth in this Agreement. Executive shall have the duties, authorities, and responsibilities commensurate with these titles. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with Section 4, shall remain in effect for a period of one (1) year (the “Term”). Following the initial Term, the Term will automatically and repetitively extend for a period of one (1) year on the first-year anniversary of the effective date of this Agreement, and each one-year anniversary thereafter, unless Notice of Termination is provided by either party in accordance with Sections 1.5 and 7.2 of this Agreement within 60 days prior to the expiration of the Term.

2.2            Duties. During the Term, Executive shall devote his full working time and attention and agrees to use his reasonable best efforts to further the interests of Company and to perform such services for Company as is consistent with his position and as directed, from time to time, by the Board. During the Term, Executive shall not be employed or involved in any other business activity. Notwithstanding the foregoing, the following activities are permitted activities: (a) services for or on behalf of religious, educational, charitable, civic, non-profit, or other community organizations, including serving on the boards of these organizations, and (b) such other activities as may be specifically approved by Company, which such approval shall not be unreasonably withheld or delayed; provided that such activities do not interfere with Executive’s duties to the Company.

2.3            Policies. Except as otherwise provided herein, during the Term, Executive’s employment shall be subject to the personnel policies that apply generally to Company’s executive employees as the same may be interpreted, adopted, revised or deleted from time to time by Company in its sole discretion, provided, that Executive is notified of or provided with said policies.

3.            Compensation and Benefits.

3.1            Signing Bonus. The Company will pay to the Executive in a lump sum the amount of $60,000 as a signing bonus.

3.2            Base Salary. For services rendered hereunder by Executive, Company shall compensate and pay Executive for his services during the Term a base salary at a rate of $300,000 per year (“Base Salary”), which may be increased, but not decreased, from time to time in such amounts as may be determined by the Compensation Committee of the Board (“Compensation Committee”). Such Base Salary shall be payable in accordance with Company’s regular payroll practices.

3.3            Annual Bonus.

(i)            The Executive will be eligible to participate in an annual executive bonus plan pursuant to which he may earn a bonus (“Bonus”) equal to up to 100% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”).

(ii)           Prior to the commencement of each calendar year the Company’s Compensation Committee will establish and approve the Target Bonus for such calendar year. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and the Company meeting company-wide objectives (collectively, the “Performance Criteria”).

(iii)         The Compensation Committee may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded.

(iv)         Following the close of each calendar year but in no event later than January 31st, the Compensation Committee will meet and determine the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made by March 15th.

3.4            Withholding. All payments required to be made by Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Company may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation. Company shall make such payments to the applicable taxing authority when due.

3.5            Benefits. Executive shall be entitled to participate in and receive the benefits of any benefit plans, benefits and privileges to which executive level employees of Company are eligible, to the extent commensurate with his then duties and responsibilities (“Benefit Plans”) when and if such Benefit Plans are established by Company; provided, however, if the Company does not have a Benefit Plan for the provision of health insurance, the Company will reimburse Employee for the costs of family health insurance coverage.

3.6            Paid Time Off. Executive shall be entitled to fifteen (15) days of paid time off during each annual term of this Agreement. Up to five (5) days of paid time off shall carry over to the following annual term of this Agreement and if not utilized during such following term shall expire.

3.7            Stock Options. Company agrees to grant Executive 300,000 stock options (“Options”) under the Company’s 2018 Equity Incentive Plan at an exercise price of $3.00 per share. Such Options will be incentive stock options to the maximum extent allowable by law. Subject to Executive’s continuing employment and the Stock Option Agreement between Executive and the Company, the Options shall vest quarterly over a 36-month period commencing with the first calendar quarter succeeding the grant of the Options subject to proration for any period less than a full calendar quarter that the Options are outstanding; provided, however, all the Options will vest upon a Change in Control. The Company shall register the options and the shares underlying the Options with the Securities and Exchange Commission on a Form S-8 following the closing of the Company’s initial public offering and Executive agrees to enter into a customary form option agreement with the Company incorporating the provisions set forth in this Section 3.7.

3.8            Definition of Change in Control. For purposes of Section 3.7, a Change of Control shall occur upon (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company; provided, that a Change in Control shall not be deemed to occur unless such event is also a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A, as defined below. An IPO shall not be deemed a Change in Control.

3.8            Expenses. Company shall promptly reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of Company, subject to such reasonable documentation and other limitations as may be established from time to time by policies of Company.

3.9            Indemnification/Insurance. Executive will be entitled to (a) indemnification and (b) coverage under Company’s, director’s, and officer’s insurance policies, if any, to the fullest extent permitted by applicable law and Company’s governing documents and the terms of such policies, respectively, and in no event, shall the rights to indemnification or such coverage be lesser in any material respect than any other director or officer of Company.

4.             Termination.

4.1            Termination by Company Without Cause or by Executive for Good Reason. Other than in connection with a Change of Control, upon termination of Executive’s employment by the Company for any reason other than Cause or the death or Disability of Executive, or  by Executive for Good Reason, Company will pay and provide the following:

(i) severance pay in an amount equal to 1.0 times the Executive’s then-current annual Base Salary, such amount to be paid in equal installments over the 12-month period immediately following the date of termination in accordance with the Company’s normal payroll practices with such installments to be no less frequent than monthly and to commence on the first payroll date following the date of termination;

(ii) all accrued but unpaid bonuses for any completed fiscal year and accrued vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid bonuses for any completed fiscal year and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination (sooner to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements;

(iii) the Bonus the Executive would have likely earned during the year in which termination occurs prorated for the period of time within such year the Executive was employed all of which payments will be made in accordance with Company’s then existing bonus payment practice for Company’s employees; and

(iv) if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company each month will pay for the Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to the Executive’s termination) until the earlier of: (A) the expiration of a period of twelve (12) months from the date of termination or (B) the date upon which the Executive becomes covered under similar plans of any subsequent employer or is otherwise ineligible for COBRA.

4.2            Termination in Connection with or Following a Change of Control.  If the Executive terminates his employment with the Company for Good Reason or if the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, and such termination occurs within ninety days of a Change of Control, then, in lieu of the payments to the Executive under Section 4.1 hereof:

(i) upon such termination the Company shall pay to the Executive the sum of: (A) a severance payment equal to eighteen months of Executive’s Base Salary; and (B) a lump-sum payment, payable no later than thirty (30) days after the later of the Change in Control or the termination of the Executive’s employment, equal to one hundred percent (100%) of the Target Bonus payable in the year in which the termination of employment occurs or if such Target Bonus has not been established, the Target Bonus for the prior year;

(ii) all accrued but unpaid bonuses for any completed fiscal year and vacation pay, expense reimbursement and other benefits due to the Executive under any Company-provided benefit plans, policies and arrangements, with such accrued but unpaid bonuses for any completed fiscal year and vacation pay and expense reimbursements payable no later than thirty (30) days after the date of termination (sooner to the extent the bonus is payable prior to such time) and any other benefits payable in accordance with the applicable terms of the benefit plans, policies and arrangements; and

(iii) if the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company each month will pay for the Executive’s COBRA premiums for such coverage (at coverage levels in effect immediately prior to the Executive’s termination) until the earlier of: (A) the expiration of a period of twelve (12) months from the date of termination or (B) the date upon which the Executive becomes covered under similar plans of any subsequent employer or is otherwise ineligible for COBRA.

4.3            Other Termination. Upon termination of Executive’s employment during the Term (a) by Company with Cause or due to the death or Disability of Executive, or (b) by Executive for any reason other than Good Reason, Executive shall be entitled to receive the following:

(i)            salary earned and accrued through the Date of Termination payable on or before the next pay day;

(ii)            any reasonable expenses incurred by Executive in furtherance of or in connection with Company’s business that have not already been paid by Company through the Date of Termination payable on or before the next pay day; and

(iii)            any benefits accrued through the Date of Termination under any applicable benefits plans or programs of Company payable on or before the next pay day.

4.4            Cooperation with Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with Company in all matters relating to the winding up of his pending work on behalf of Company including, but not limited to, any litigation in which Company is involved, and the orderly transfer of any such pending work to other employees of Company as may be designated by Company. Company agrees to pay Executive for any out-of-pocket expenses Executive incurs in furtherance of or in connection with winding down activities and to indemnify Executive for all costs associated with any litigation, arbitration, or dispute in which Company is involved, including attorney’s fees, other than any dispute arising under this Agreement. To the extent Executive is required to perform work on Company’s behalf following the Date of Termination, Company agrees to pay Executive a consulting fee at a rate agreed upon in writing by the parties.

4.5            Required Release. All payments and benefits following Executive’s termination of employment are subject to Executive’s execution of a release. The Company shall deliver to Executive for signature a release within seven (7) days following the date of termination of employment. Executive shall have until the date that is twenty-one (21) days (or such later date as is required by applicable law) following the date upon which the Company timely delivers the release to Executive (the expiration of such applicable period, the “Release Deadline”) to execute the release. Executive shall have seven (7) days following the execution of the release to revoke the release. If the execution and revocation period crosses calendar years, Company shall commence payments on the first Payroll Date in the second calendar year (with the first payment containing all of the payments which should have been paid, but were not paid, prior to such date).

4.6           Return of Company Property. Upon termination of Executive’s employment for any reason, Executive agrees to promptly return to the Company all equipment and property, including, but not limited to, identification materials, computers, printers, facsimile, machines, corporate credit cards, Company issued cellular telephone, tablets and other wireless devices, and calling cards that Executive possesses or controls but that are not in the Company’s offices.

4.7           Cessation of Payments. In the event Executive breaches any of the covenants set forth in this Agreement that survive Executive’s termination of employment, the Company will no longer be obligated to make any severance payments or provide payments towards Executive’s health insurance under COBRA.

5.             Covenants of the Executive.

5.1           Confidential Information.

(a)            Executive acknowledges that, by reason of Executive’s employment by Company, Executive has had and will have access to confidential information of Company and its subsidiaries, including, without limitation, information and knowledge pertaining to products, services, benefits, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, advertising, marketing, distribution and sales methods, sales and profit figures, pricing policies, supplier, customer and client lists and relationships between Company (and/or its subsidiaries) and employees, sales representatives, distributors, customers, clients, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of Company and covenants that, both during and after the Term, Executive will not disclose any Confidential Information to any third party (except as Executive’s duties as an employee of Company may require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements. Nothing in this Section 5.1 should be applied or interpreted as restricting Executive from reporting fraud or violations of federal or state laws to the appropriate authorities.

(b)            All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property (as defined below) and other property delivered to, compiled by or known to Executive by or on behalf of Company or its clients or customers that pertain to the business of Company shall be and remain the property of Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of Company that is collected by Executive shall be delivered promptly to Company without request by it upon termination of Executive’s employment. For purposes of this Agreement, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights and any applications for any of the foregoing.

5.2            Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to Company. Executive hereby assigns to Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term which relate to the business of Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to Company and assist Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, Company shall not have any right, title or interest in any work product or copyrightable work developed by Executive following the Date of Termination, or developed during the Term of this Agreement by Executive alone or jointly with others outside of Executive’s work hours and without the use of any of Company’s resources if the work product or copyrightable work does not relate to the business of Company and does not result from any work performed by Executive for Company.

5.3           Non-Competition; Non-Solicitation.

(a)            Executive agrees that during the period of his employment with Company and ending on the one-year anniversary of the termination of Executive’s employment, Executive shall not anywhere within the United States of America (whether directly or indirectly, through any affiliate or other person, or in the name or on behalf of any affiliate or other Person, whether acting as an officer, director, shareholder, owner, partner, member, trustee, beneficiary, employee, promoter, consultant, technical adviser, agent, lender, manager or otherwise or as the assign of any such Person):

(i)            engage or participate in any business, either directly or indirectly, that competes with the Business of the Company; provided, however, that nothing in Section 5.3(a)(i) shall be construed to preclude Executive from making any investment in the securities of any business enterprise whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed 5% of the outstanding voting securities of such enterprise

(ii)            recruit, hire or solicit any current or former employee, consultant or independent contractor of the Company, or encourage any such employee, consultant or independent contractor to leave the employ or service of the Company unless such former employee, consultant, or independent contractor has not been employed or retained by the Company for a period in excess of six (6) months;

(iii)            request, advise or otherwise induce any Person to withdraw, curtail or cancel its business dealings with the Company;

In the event of a breach by any Executive of any covenant set forth in this Section 5.3(a), the term of such covenant will be extended for Executive by the period of the duration of such breach. For purposes hereof, the term “Business” shall mean developing and offering any products of a like-nature to the products and product candidates of the Company. It is agreed by the parties that the foregoing covenants in this Section 5.3(a) (i) are reasonable in light of the consideration and other benefits payable or that may become payable to Executive pursuant to this Agreement and (ii) impose a reasonable restraint on Executive in light of the activities and business of Company on the date of the execution of this Agreement and the current plans of Company. Notwithstanding the foregoing, it is the intent of Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of Company throughout the term of this covenant.

(b)            The covenants in this Section 5.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

(c)            All of the covenants in this Section 5.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants.

5.4           Non-disparagement. Executive hereby agrees that, during and after his employment with Company, Executive will not directly or indirectly engage in any communications that would reasonably be interpreted as disparaging Company or any of its subsidiaries, employees, officers, directors or agents or disseminate, or cause the dissemination of statements that would reasonably be interpreted as derogatory about Company or any of its subsidiaries or any other employee, officer, director or agent of Company or any of its subsidiaries. Company hereby agrees that, during and after Executive’s employment with Company, the Board shall not direct any of its subsidiaries, or the officers, directors, agents, or employees of Company or any of its subsidiaries to directly or indirectly engage in communications that would reasonably be interpreted as disparaging Executive or disseminate or cause the dissemination of statements that would reasonably be interpreted as derogatory about Executive. Nothing in Section 5.4 of this Agreement shall be applied or interpreted as barring or restricting any communication in any litigation or arbitration proceeding or the exercise of any right of speech or expression protected by applicable federal, state, or local law or interpreted as barring or restricting the reporting of fraud or violations of federal or state laws to the appropriate authorities.

5.5            Breach of Covenants. The parties agree that a breach or violation of any covenant set forth in Section 5 hereof will result in immediate and irreparable injury and harm to the innocent party, and that such innocent party shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

6.             Executive’s Representations, Warranties and Covenants.

6.1            No Conflict of Interest. Executive warrants that he is not involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for Company, except as such may have been previously disclosed to Company. Executive further covenants and agrees that for so long as Executive continues to be employed by Company, he shall not become involved in any situation that could reasonably be expected to create, a conflict of interest with his loyalty to or duties for Company.

6.2            Notification of Other Post-Employment Obligations. Executive also understands that, as part of his employment with Company, he is not to breach any obligation of confidentiality that he has to former employers, and he agrees to honor all such obligations to former employers during his employment with Company. Executive warrants that he is subject to no employment agreement or restrictive covenant preventing full performance of his duties under this Agreement.

7.             General Provisions.

7.1           Assignment. Neither party hereto may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any successor company in the event of a bona fide arm’s length sale of its business to an unrelated third party (whether by merger, sale of stock, or reorganization).

7.2           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or such other address as a party subsequently provides:

To Company:

420 Lexington Avenue

Suite 300

New York, New York 10170

Attn: Robert J. Gibson

To Executive:

Home Address as shown in the records of Company at time of Notice

7.3           Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (a) Company unless made in writing and signed by an officer of Company designated by the Board, and (b) upon Executive unless made in writing and signed by Executive.

7.4           Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

7.5           Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

7.6           Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the State of New York without regard to its choice of law principles. Each of the Company and Executive hereby (i) agrees that any legal suit, action or proceeding arising out of or relating to this Subscription Agreement will be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, (iv) agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and (v) agrees that service of process upon it mailed by certified mail to its address set forth in Section 7.2 hereof will be deemed in every respect effective service of process in any suit, action or proceeding.

7.7           Entire Agreement. This Agreement contains all of the terms agreed upon by Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

7.8           Binding Effect. This Agreement shall be binding upon and shall inure to the parties’ respective successors and permitted assigns.

7.9           Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

7.10         Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 4 through 7 of this Agreement shall survive the expiration or termination, for any reason, of this Agreement.

7.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

7.12         References for Prospective Employers. Should a prospective employer call Company concerning Executive, Company’s response will be limited to verification of employment, position, employment status, dates of employment, and, if asked for verification of the salary information provided to prospective employer, Executive’s salary.

7.13         Section 409A.

(a)           The intent of the parties is that all payments and benefits under this Agreement comply or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”). The parties hereto acknowledge and agree that, to the extent applicable, and to the extent that any term or provision is ambiguous, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)           Notwithstanding any provision to the contrary in this Agreement:

(i)            no amount that is “nonqualified deferred compensation” for purposes of Section 409A shall be payable pursuant to Section 4 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii)            if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A, including, without limitation, exclusions for separate installment payments and exclusions under Section 1.409A-1(b)(9)(iii) of the Department of Treasury Regulations) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (y) the date of Executive’s death.

(iii)            the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv)            for purposes of Section 409A, Executive’s right to receive severance payments shall be treated as a right to receive a series of separate and distinct payments as described in Treasury Regulation Section 1.409A(2)(b)(2); and

(v)            to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

Company:

Scopus BioPharma Inc.

By:	/s/ Robert J. Gibson
Name:	Robert J. Gibson
Title:	Vice Chairman

Executive:

/s/ Ashish P. Sanghrajka
Ashish P. Sanghrajka

Signature Page to Employment Agreement